Exhibit 1

St. Jude Medical Reports Record 2003 Results

St. Paul, MN, January 28, 2004 — St. Jude Medical, Inc. (NYSE: STJ) today reported record fourth quarter and full-year 2003 sales and earnings, led by strong sales of the Company’s implantable cardioverter defibrillator (ICD), pacemaker and Angio–Seal™ vascular closure products.

Net sales for the fourth quarter of 2003 were $519 million, compared to $410 million in the fourth quarter of 2002, an increase of 27%. Favorable foreign currency translation comparisons increased fourth quarter sales by about $23 million.

Net sales for 2003 were $1,933 million compared to $1,590 million in 2002, an increase of 22%. Favorable foreign currency translation comparisons increased 2003 sales by about $71 million.

Net earnings for the fourth quarter of 2003 were $93 million or $.51 per diluted share compared to $73 million, or $.40 per diluted share in the fourth quarter of 2002, an increase in earnings per diluted share of 28%.

Net earnings for 2003 were $339 million, or $1.83 per diluted share, compared to $276 million, or $1.51 per diluted share in 2002, an increase in earnings per diluted share of 21%.

St. Jude Medical Chairman and Chief Executive Officer Terry L. Shepherd said, “Continuing our strong performance over the past several years, 2003 was a year of remarkable growth and productivity for St. Jude Medical. Sales increased 27% in the fourth quarter and 22% for the full year. EPS increased 28% in the quarter and 21% for the full year.

“During 2003, gross profit improved to 68.8% despite the temporary gross profit diluting impact of our acquisition of Getz Japan in April. SG&A expense increased to 32.7% of sales due to significant investments in our worldwide field organization to expand our international presence and also to prepare for U.S. launch of our portfolio of cardiac resynchronization therapy (CRT) products in mid-2004. We continued to expand our investment in R&D to approximately a quarter of a billion dollars. Strong cash flows throughout the year enabled us to fund the business and substantially reduce debt utilized to repurchase approximately 9 million shares of St. Jude Medical stock in August,” Shepherd added.

“2003 was another strong year for our high-voltage or tachycardia business. Fourth quarter sales of $106 million increased 25% over the comparable quarter of 2002, exceeding our expectations, despite changing market dynamics. Tachycardia sales for the full year were approximately $414 million, representing a 37% increase over 2002,” Shepherd continued.

In the fourth quarter, the Company announced U.S. Food and Drug Administration (FDA) approval, European CE Marking and the first implant of the St. Jude Medical Atlas® + ICD, the highest output rate-adaptive device on the market. The Atlas®+ ICD makes no compromise in longevity while providing high output and includes in its advanced feature set our clinically proven AF Suppression™ technology. The Company also announced FDA approval of the St. Jude Medical Housecall Plus™ remote patient monitoring system, enabling physicians to evaluate and communicate with an ICD patient in real time without the need for an on-site office visit. The Housecall Plus™ remote monitoring system currently supports the St. Jude Medical Atlas®, Epic™ and Epic™+ ICD families and in the future will be enabled to function with all of the Company’s ICD and pacemaker products.

At the American Heart Association (AHA) Scientific Sessions in November, the initial results from the DEFINITE ICD study sponsored by St. Jude Medical were presented. DEFINITE evaluated whether ICDs can improve survival in “non-ischemic” heart failure patients – those people whose weakened heart muscle is caused by factors unrelated to coronary artery disease. The results of the DEFINITE trial demonstrated that ICD recipients had a statistically significant reduction in the rate of arrhythmic death and showed a strong trend toward reduction of overall mortality rates. The DEFINITE results add to a growing body of evidence that may support expanded uses for ICD therapy.

Shepherd added, “Our expanding market share in the traditional ICD market segment provides a strong foundation for our expected entry mid-year into the rapidly growing cardiac resynchronization therapy or “CRT-D” segment. In December, we announced the filing with the FDA of the final module of our pre-market approval (PMA) application for a range of CRT-D products. The submission included the clinical report from the RHYTHM ICD study. The PMA application covers four St. Jude Medical products: the Epic™ HF ICD, the Atlas® + HF ICD, the Aescula™ left heart lead and the Quicksite™ left heart lead. We plan to present highlights of the RHYTHM data in conjunction with the annual American College of Cardiology (ACC) meeting in March and continue to anticipate FDA approval of the PMA for these products by the NASPE/Heart Rhythm Society meeting in May 2004. The RHYTHM study continues with a focus on the programmable V-V timing feature of the Epic™ HF system. We expect U.S. approval of this new feature later in 2004.

“Fourth quarter low-voltage or pacing sales of $216 million increased 17% compared to the fourth quarter of 2002, also exceeding our expectations. Pacing sales for the year were $826 million, a 10% increase over 2002. We continue to be pleased with customer acceptance of our leading pacemaker, the Identity® ADx DR, part of the St. Jude Medical Team ADx product family. These products incorporate sophisticated AT/AF diagnostic features to complement our unique AF Suppression™ technology,” Shepherd continued.

In the electrophysiology (EP) catheter component of the Company’s cardiac rhythm management business, sales of EP catheters were $36 million, an increase of 44% over the comparable quarter of 2002 and for the year 2003 were $125 million, a 34% increase over 2002 EP catheter sales. St. Jude Medical’s ability to present a comprehensive array of catheter-based EP technologies continues to strengthen the Company’s overall cardiac rhythm management program.

Shepherd added, “Fourth quarter sales of St. Jude Medical Angio-Seal™ vascular closure products of $63 million represent an increase of 43% over the fourth quarter of 2002. For the year, sales of this market leading product line were $218 million, an increase of 40% over 2002. These continued outstanding Angio-Seal sales reflect strong customer demand for our Angio-Seal™ STS+ Platform vascular closure products and continued penetration of vascular closure technology in both diagnostic and therapeutic interventions. The STS+ product is the fourth product iteration in the Angio-Seal line in the past 4 years. During the quarter, we also launched the first Angio-Seal products in Japan and quickly became the leader in this important market.”

Sales of other cardiology and vascular access products were $26 million in the fourth quarter and $78 million for the full year 2003.

Sales of cardiac surgery products totaled $72 million, an increase of 18% over the fourth quarter of 2002. Full year cardiac surgery sales were $271 million compared to $251 million in 2002. Heart valve sales in the quarter were $66 million, an increase of 14% over last year.

The worldwide acceptance of the Regent valve strengthened the Company’s market-leading mechanical valve business. Tissue valve products also recorded very strong growth in markets outside the U.S.

Shepherd continued, “During the quarter we released strong 10 year clinical data for the Toronto SPV® stentless tissue heart valve and celebrated the 20,000th implant of the valve, performed by Dr. Tyrone David at Toronto General Hospital. This was an important milestone for both St. Jude Medical and Dr. David who invented this innovative valve.”

In December, St. Jude Medical announced that Chairman and Chief Executive Officer Terry L. Shepherd decided to retire effective with the Company’s annual meeting in May 2004. The Board of Directors elected President and Chief Operating Officer Daniel J. Starks to succeed Mr. Shepherd as Chief Executive Officer and Chairman of the Board, effective upon Mr. Shepherd’s retirement. Mr. Shepherd will also retire from the Board of Directors in May 2004.

St. Jude Medical’s 4th quarter earnings conference call will be live (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?c=73836&p=irol-EventDetails&Eventld =801626.

During the conference call, St. Jude Medical will provide detailed revenue and earnings guidance for 2004. The Company expects consolidated EPS for the first quarter of 2004 to be in the range of $.49 to $.52 and for the full year 2004 in the range of $2.15 to $2.20.

Any statements made regarding the Company’s anticipated revenues, expenses, earnings, financial condition, and new product launches are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Report section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2002 (see pages 6-8). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(Data in Thousands, Except EPS)
(Unaudited)

	Three Months Ended Dec. 31, 2003	Three Months Ended Dec. 31, 2002	Year Ended Dec. 31, 2003	Year Ended Dec. 31, 2002
Net sales	$518,583	$409,531	$1,932,514	$1,589,929
Cost of sales	155,614	129,815	603,091	505,946
Gross profit	362,969	279,716	1,329,423	1,083,983
Selling, general & administrative	171,809	130,632	632,395	513,691
Research & development	66,301	52,743	241,083	200,337
Operating profit	124,859	96,341	455,945	369,955
Other income (expense)	616	2,273	2,692	3,403
Earnings before taxes	125,475	98,614	458,637	373,358
Income tax provision	32,624	25,640	119,246	97,073
Net earnings	$92,851	$72,974	$339,391	$276,285
Net earnings per share
Basic	$0.54	$0.41	$1.92	$1.56
Diluted	$0.51	$0.40	$1.83	$1.51
Basic shares outstanding	172,653	177,598	176,956	176,570
Diluted shares outstanding	181,535	183,169	185,377	183,002

Condensed Consolidated Balance Sheets
(Data in Thousands)
(Unaudited)

	Dec. 31, 2003	Dec. 31, 2002
Cash & equivalents	$461,253	$401,860
Accounts receivable, net	501,759	381,246
Inventories	311,761	227,024
Other current assets	217,564	104,187
Property, plant & equipment, net	301,653	300,481
Other assets	762,104	536,581
Total assets	$2,556,094	$1,951,379
Short-term debt	$12,115	$0
Other current liabilities	498,200	374,652
Long-term debt	351,813	0
Deferred income taxes	89,719	0
Total equity	1,604,247	1,576,727
Total liabilities & equity	$2,556,094	$1,951,379